Exhibit 99.2

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

March 19, 2024

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Specialty Copper Listco Plc, a public limited company registered in England and Wales (the “Company”), relating to a proposed business combination of the Company, SDCL Edge Acquisition Corporation, a blank check company incorporated under the laws of the Cayman Islands (“SEDA”), cunova GmbH, a limited liability company organized under the laws of Germany (“cunova”) and the specialty aerospace business of KME SE, a stock corporation organized under the laws of Germany (the “Aerospace Business and, together with cunova, the “Targets”), pursuant to a business combination agreement dated as of February 20, 2024, by and among the Company, cunova and KME, among others, the Company has included in the Registration Statement audited financial statements covering each of the Targets and the Company as of December 31, 2022.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that as of the date of this letter:

1.	Neither of the Targets nor the Company is required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any period subsequent to December 31, 2022.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for each of the Targets and for the Company.

3.	The Company does not anticipate that the audited financial statements for the year ended December 31, 2023 in respect of either of the Targets will be available until April 2024.

4.	The Company represents that the audited financial statements for the year ended December 31, 2023 in respect of SEDA will be available on or before March 31, 2023 and the Company will include the SEDA financial statements for the year ended December 31, 2023 in its subsequent filings with the Securities and Exchange Commission.

5.	In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if either of the Targets’ audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Specialty Copper Listco Plc

/s/ Jonathan Maxwell
By:	Jonathan Maxwell
Title:	Director